Exhibit 10.2

IES HOLDINGS, INC.
AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
PHANTOM STOCK UNIT AWARD AGREEMENT

THIS PHANTOM STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of December 3, 2021 (the “Grant Date”) by and between IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (the “Company”), and Matthew Simmes (the “Participant”) pursuant to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (the “Plan”), in respect of 50,000 Phantom Stock Units. All capitalized terms not defined herein without a separate definition shall have the meaning set forth in the Plan.

Section 1. Phantom Stock Unit Award. This Agreement governs an Award of Phantom Stock Units pursuant to the Plan. Each Phantom Stock Unit represents a contractual right in respect of one share of Stock, subject to both the service-based vesting requirement set forth in Section 2(a) (the “Service Requirement”) and the applicable performance-based vesting requirement set forth in Section 2(b) (the “Performance Requirement”). The Participant shall vest with respect to the Phantom Stock Units in each of Tranche 1 and Tranche 2 (as defined in Section 2(a)) on the earliest date that both the Service Requirement for such Tranche and the Performance Requirement applicable to such Phantom Stock Units are satisfied (the “Vesting Date”).

Section 2. Vesting.

(a) Service Requirement. The Participant shall have satisfied the Service Requirement for a particular Tranche of the Phantom Stock Units only if the Participant remains an employee of the Company or any majority-owned subsidiary thereof from the Grant Date through the applicable Service Date for such Tranche.

Number of Phantom Stock Units	Percentage of Phantom Stock Units	Service Date
25,000 (“Tranche 1”)	50%	Second (2nd) Anniversary of Grant Date
25,000 (“Tranche 2”)	50%	Third (3rd) Anniversary of Grant Date
Total: 50,000	100%

(b) Performance Requirement. The Participant shall have satisfied the Performance Requirement for 50% of the Phantom Stock Units in each of Tranche 1 and Tranche 2 only if the closing price per Share of the Company’s common stock equals or exceeds $75.00 (the “First Vesting Stock Price”) for any twenty (20) trading days within a twenty-five (25) consecutive trading day period during the Performance Period. The Participant shall have satisfied the Performance Requirement for the remaining 50% of the Phantom Stock Units in each of Tranche 1 and Tranche 2 only if the closing price per Share of the Company’s common stock equals or exceeds $90.00 (the “Second Vesting Stock Price” and, together with the First Vesting Stock Price, the “Vesting Stock Prices”) for any twenty (20) trading days within a twenty-five (25) consecutive trading day period during the Performance Period. The “Performance Period” shall commence on the Grant Date and end five (5) years following the Grant Date. If the Performance Requirement applicable to Phantom Stock Units in a Tranche is not satisfied during the Performance Period, none of the Phantom Stock Units subject to such Performance Requirement in such Tranche shall vest and all of the Phantom Stock Units subject to such Performance Requirement in such Tranche shall be immediately forfeited for no consideration.

Notwithstanding anything to the contrary herein, if Participant’s employment by the Company terminates due to Participant’s death or Disability (as defined in the Plan), then the Service Requirement shall be deemed satisfied for all unvested Phantom Stock Units, and all such unvested Phantom Stock Units shall vest immediately following the satisfaction of the Performance Requirement applicable to such Phantom Stock Units and shall be payable to Participant’s representative or estate.

Section 3. Settlement. Payment in respect of any Tranche that becomes vested under this Agreement shall be made within thirty (30) days of the applicable Vesting Date or the date that Phantom Stock Units vest pursuant to Section 4. The Phantom Stock Units shall be settled in Shares (or any other equity to which the Phantom Stock Units relate by reason of an adjustment pursuant to Section 5).

Section 4. Effect of a Change in Control. Notwithstanding the provisions of Section 2 hereof, or in any other benefit plan or agreement to the contrary, this Section 4 shall apply to determine the vesting of the unvested Phantom Stock Units immediately following the occurrence of a Change in Control prior to a Vesting Date.

(a)    If the Performance Requirement applicable to Phantom Stock Units in a Tranche has been satisfied on or prior to the Change in Control, then the Service Requirement shall be deemed satisfied for the Phantom Stock Units subject to such Performance Requirement in such Tranche and all unvested Phantom Stock Units subject to such Performance Requirement in such Tranche shall vest in full upon the occurrence of such Change in Control.

(b)    If the Performance Requirement applicable to Phantom Stock Units in a Tranche has not been satisfied on or prior to the Change in Control, and, immediately following the occurrence of such Change in Control, the value of the Phantom Stock Units is not determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), whether because the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”) does not have Publicly Traded Stock or determines not to assume this Award, all unvested Phantom Stock Units subject to such Performance Requirement in such Tranche shall vest in full upon the occurrence of such Change in Control, provided that, if the Change in Control falls under subparagraph (i) of the definition of Change in Control in the Plan, such accelerated vesting shall occur with respect to the Phantom Stock Units subject to such Performance Requirement only if the price of a Share of the Company’s common stock in connection with and at the time of such Change in Control equals or exceeds the Vesting Stock Price applicable to such Phantom Stock Units.

(c)    If the Performance Requirement applicable to Phantom Stock Units in a tranche has not been satisfied on or prior to the Change in Control, and, immediately following the occurrence of such Change in Control, the value of the Phantom Stock Units is determined by reference to a Publicly Traded Stock, including by reason of an adjustment pursuant to Section 5 or the assumption of this Award by the Successor Corporation, the Phantom Stock Units subject to such Performance Requirement shall remain subject to satisfaction of the Service Requirement and such Performance Requirement (which Performance Requirement shall be adjusted, if necessary, by the Committee in accordance with the Plan). In such circumstance, the Service Requirement will be deemed satisfied upon any termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good

Reason (as defined in Company’s Second Amended and Restated Executive Officer Severance Benefit Plan), in either case occurring on or after such Change in Control.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the income tax under Section 409A (as defined below) if the Plan’s definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control as defined in the Plan, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

Section 5. Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization the number of (and, if applicable, securities related to) the Phantom Stock Units and Vesting Stock Prices shall be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent that the Phantom Stock Units awarded herein shall be deemed to relate to a different number of Shares or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 6. Tax Withholding. To the extent this Award results in compensation income to the Participant upon grant or vesting, the Participant must deliver to the Company at that time such amount of money as the Company may require to meet its tax withholding obligations under applicable laws or make such other arrangements to satisfy such withholding obligations as the Company, in its sole discretion, may approve; provided, however, that unless the Participant otherwise requests in writing or the Committee shall otherwise determine, the Company shall instead withhold or “net” from the Shares otherwise to be issued to the Participant the greatest number of whole Shares having a Fair Market Value not in excess of the lesser of (i) the Company’s tax withholding obligations and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes.

Section 7. Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

Section 8. Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) by the minimum amount necessary so that no portion of the amounts to be received will be subject to the excise tax imposed by Section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under Section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 9. Restrictions on Transfer. Neither this Award nor any Phantom Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Phantom Stock Units as provided herein.

Section 10. No Shareholder Rights. The Phantom Stock Units granted pursuant to this Award, whether or not vested, will not confer upon the Participant any rights as a shareholder, including, without limitation, the right to receive or to be credited with any dividends or dividend equivalents or to vote any Shares, unless and until the Award is paid in Shares in accordance with the terms hereof. Nothing in this Section 9 shall be construed to override the right of a Participant to have the number of Phantom Stock Units adjusted in accordance with the provisions of Section 5 hereof.

Section 11. Award Subject to Plan. This Award of Phantom Stock Units is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, nothing in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 12. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of, or other service provider to, the Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment or other service at any time or to change the terms and conditions of such employment or other service.

Section 13. No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or any affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Participant (or to any person claiming through or on behalf of the Participant) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on the Participant (or on any person claiming through or on behalf of the Participant) as a result of this Agreement.

Section 14. Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any taxes or penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or otherwise be exempt from Section 409A. All payments to be made upon a termination of the Participant’s employment under this Agreement that constitute deferred compensation for purposes of Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Any amount payable to the Participant pursuant to this Agreement during the six (6) month period immediately following the date of the Participant’s termination of employment that is not otherwise exempt from Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A), then the

Company shall postpone the commencement of the payment of Excess Amount for six (6) months following the date of the Participant’s termination of employment. The delayed Excess Amount shall be paid in a lump sum to the Participant on the Company’s first normal payroll date following the date that is six (6) months following the date of the Participant’s termination of employment. If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

Section 15. Clawback. Notwithstanding any other provisions in the Plan or this Agreement, any compensation payable pursuant to this Agreement that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 16. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 17. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature

Section 18. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

Section 19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

[SIGNATURES ON NEXT PAGE]

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award of Phantom Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:	IES HOLDINGS, INC.:

/s/Matthew Simmes	By: /s/ Mary Newman
Matthew Simmes	Its: General Counsel and Corporate Secretary